CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm, Custodian and Transfer Agent” and to the use of our report dated February 26, 2008 on Nuveen Investment Trust V comprised of the Nuveen Preferred Securities Fund which is incorporated by reference in this Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of Nuveen Investment Trust V filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-138592).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

April 25, 2008